Pricing Supplement Dated June 6, 2000                   Rule 424(b)(3)
                                                        File Nos. 333-83577
(To Prospectus dated August 3, 1999 and                           333-83577-01
Prospectus Supplement dated October 29, 1999)

SPRINT CAPITAL CORPORATION
Medium-Term Notes--Fixed Rate
Unconditionally Guaranteed by Sprint Corporation

Principal Amount      $750,000,000      Trade Date:              June 6, 2000
Issue Price:               99.947%      Original Issue Date:     June 9, 2000
Interest Rate:              7.625%      Net Proceeds to Issuer:  $747,727,500
Maturity Date:       June 10, 2002      Agent's Discount or
                                        Commission:                $1,875,000
Interest Payment   December 10 and      Record Dates:         November 25 and
Dates                     June 10,                        May 25 of each year
                        commencing
                 December 10, 2000

Redemption:
      [X] The Notes cannot be redeemed prior to maturity
      [ ] The Notes may be redeemed prior to maturity
      Redemption with Make Whole Premium (see "Optional Redemption" below) Initial Redemption Date:
      Initial Redemption Price:        %
      Annual Redemption Price Reduction:         % until Redemption Price is
      100% of the principal amount
Repayment:
      [X] The Notes cannot be repaid prior to maturity
      [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes
      Repayment Date(s):
      Repayment Price(s):               %
Currency:
      Specified Currency: U.S. dollars
      (If other than U.S. dollars, see attached)
      Minimum Denominations:
      (Applicable only if Specified Currency is other than U.S. dollars)
Discount Note: [ ] Yes    [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:
Form: [X] Book-Entry  [ ] Certificated


Credit Suisse First Boston Corporation   J.P. Morgan Securities Inc.

Lehman Brothers Inc.                     Salomon Smith Barney Inc.

Subject to the terms and conditions set forth in the Terms Agreement dated June 6, 2000, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters has severally agreed to purchase the principal amount of Notes set forth opposite its name below:


                                                            Principal
               Underwriter                              Amount of 7.625%
                                                         Notes due 2002

  Credit Suisse First Boston Corporation....                   $262,500,000
  J.P.Morgan Securities Inc.................                    262,500,000
  Lehman Brothers Inc.......................                    112,500,000
  Salomon Smith Barney Inc..................                    112,500,000


                                                               $750,000,000


Notes sold by the Underwriters to the public will initially be offered at the respective issue prices set forth on the cover of this Pricing Supplement. Notes sold by the Underwriters to securities dealers may be sold at such price less a concession not in excess of 0.1500% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.1125% of the principal amount of the Notes to other brokers and dealers. After the initial public offering of the Notes, the public offering price, concession, and discount may be changed.